Exhibit 99.1

Thomas J. McInerney to Step Down as IAC CFO

NEW YORK — August 11, 2011 — IAC (Nasdaq: IACI) announced today that Thomas J. McInerney, Executive Vice President and Chief Financial Officer, intends to leave the company at some point in the coming months, after 12 years with IAC.  No specific date has been set for his departure and Mr. McInerney will remain CFO through an appropriate transition.

“I have been with the IAC family of companies for twelve years, and in my current position for the last six.  Our actions over the past few years — strategically, operationally, and financially — have generated significant current returns for our shareholders while simultaneously positioning IAC for a thriving future.  So it seems an opportune time for me to take a break and be with my expanding family before embarking on new and future challenges,” said Mr. McInerney.  “I am more than grateful to Barry Diller for the opportunities he and IAC have given me, to Greg Blatt and my other colleagues for their never-ending stimulation, and to my dedicated team for their skill and energy in every endeavor. With them in place, IAC’s financial operations are in great stead.”

“I wish I could stand in his way, as his value to IAC has been incomparable, but it is with total respect for his ability, trustworthiness, and decency that I, Greg Blatt and everyone else at the Company cheer Tom on as his desire to move beyond his current position becomes a reality,” said Barry Diller, Senior Executive and Chairman of IAC. “No one has played a fuller role than Tom in contributing to the sustained growth of IAC and whatever and whoever he is associated with in the future will be lucky indeed.”

Mr. McInerney was named Executive Vice President and CFO of IAC in November 2004 and oversees all financial matters for the Company and also serves in the Office of the Chairman.

Prior to being named EVP and CFO, Mr. McInerney served as CEO of IAC’s Retailing sector from January 2003 to December 2005, overseeing HSN, HSN.com, Cornerstone Brands, HSE24 in Germany, and Gifts.com.  Previously, Mr. McInerney was Executive Vice President and Chief Financial Officer of Ticketmaster, the world’s leading ticketing company, and its predecessor, Ticketmaster Online-Citysearch, Inc. since May 1999.  Prior to joining Ticketmaster, Mr. McInerney spent 11 years as an investment banker at Morgan Stanley.  He currently serves on the Board of Directors of HSN, Inc. and Interval International Leisure Group, Inc.

Mr. McInerney holds an MBA from Harvard and a BA from Yale.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

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Contact Information:

IAC Communications

Nicole Albertson

(212) 314-7254

IAC Investor Relations

Nick Stoumpas

(212) 314 - 7400